Exhibit 10.27

1180 Seminole Trail, Suite 495 Charlottesville, VA 22901-5739 +1(434) 422-9800; +1(434) 422-9797 FAX www.adialpharma.com

December 1, 2017

Joseph Truluck

1534A Wilhelmina Rise

Honolulu, HI 96816

Dear Joe,

It is with great pleasure that I congratulate you on your raise to $3,200 per month per our discussions with such raise effective as of December 1, 2017. All other terms of your engagement remain unchanged.

Sincerely yours,

/s/ William B. Stilley

William B. Stilley

CEO